Exhibit 4.6

English Translation of Business License for Beijing SGOCO Image Technology Co., Ltd.

Registered Number:  110000450193427

Date of Set-up:  December 26, 2011

The Enterprise Name: Beijing SGOCO Image Technology Co., Ltd.

Address:  Beijing Silver Tower, Room 1817, 2 Dongsanhuan North Road, Chaoyang District, Beijing, China

Legal Representative: Qinghong Deng

Registered Capital: USD 500,000

Real Capital: USD 100,095

Enterprise Type: Limited Liability (Taiwan, Hong Kong & Macao Corporation Owned Enterprises)

Scope of Management: General businesses include research and development, wholesale, import and export for computer software and hardware products, electronics, digital products, telecommunication equipment, and networking products; transfer self-owned know-hows, electronic technology services. (the next capital injection deadline is December 15, 2013)

Shareholder (The founder): SGOCO International (HK) Limited

Business Term: From December 26, 2011 to December 25, 2041

Issued Unit: Beijing Administration of Industry and Commerce